Exhibit 107
EX-FILING FEES

Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Nuveen Churchill Private Capital Income Fund
(Name of Issuer)
Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$36,426,122.95 (1)	0.00014760	$5,376.50 (2)
Fees Previously Paid	$—		$—
Total Transaction Valuation	$36,426,122.95
Total Fees Due for Filing			$5,376.50
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$5,376.50

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”), Class S shares of beneficial interest (the “Class D Shares” and together with the Class I Shares and Class S Shares, the “Shares”) of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of July 31, 2024 of $24.71, $24.67, and $24.71, respectively. This amount is based upon the offer to purchase up to 1,474,145 Shares.

(2)Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.